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                                                                    Exhibit 16.1

                                 January 9, 2006

Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

        We were previously principal accountants for Able Energy, Inc. (the "Company") and subsidiaries and, under the date of September 14, 2005, we reported on the consolidated financial statements of the Company and subsidiaries as of June 30, 2005 and 2004. We have read the Company's statements included under Item 4.01(a) of its Form 8-K dated January 9, 2006, and we agree with such statements, except we are not in a position to agree or disagree with the Company's statement that the Board of Directors elected to dismiss us.

Very truly yours,
/s/ Simontacchi & Company LLP
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Simontacchi & Company LLP